Filed Pursuant to Rule 433 of the Securities Act of 1933

Issuer Free Writing Prospectus dated October 3, 2024

Relating to Preliminary Prospectus dated September 20, 2024

Registration No. 333-280834

Metros

Project Dream

Investor Presentation

October 2024

Forward Looking Statement

Metros

This document contains forward-looking statements. In addition, from time to time, we or our representatives may make forward-looking statements orally or in writing. We base these forward-looking statements on our expectations and projections about future events, which we derive from the information currently available to us. Such forward-looking statements relate to future events or our future performance, including: our financial performance and projections; our growth in revenue and earnings; and our business prospects and opportunities. You can identify forward-looking statements by those that are not historical in nature, particularly those that use terminology such as "may", "should", "expects", "anticipates", "contemplates", "estimates", "believes", "plans", "projected", "predicts", "potential", or "hopes" or the negative of these or similar terms. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under the heading "Risk Factors" and elsewhere in the registration statement that we have filed with the U.S. Securities and Exchange Commission. Forward-looking statements are only predictions. The forward-looking events discussed in this document and other statements made from time to time by us or our representatives, may not occur, and actual events and results may differ materially and are subject to risks, uncertainties and assumptions about us. We are not obligated to publicly update or revise any forward-looking statement, whether as a result of uncertainties and assumptions, the forward-looking events discussed in this document and other statements made from time to time by us or our representatives might not occur. Past performance is not indicative of future results. There is now guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a total risk of loss.

Free Writing Prospectus and Other Matters

Free Writing Prospectus

We have filed a registration statement (including a preliminary prospectus) (Registration No. 333-280834) with the SEC for the offering to which this communication relates. The registration statement has not yet become effective. Before you invest, you should read the preliminary prospectus in that registration statement (including the risk factors described therein) and other documents that we have filed with the SEC for more complete information about us and this offering.

You may access these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov. The preliminary prospectus was filed September 20, 2024 and is available on the SEC website at http://www.sec.gov. Alternatively, Metros Development Co., Ltd. and any underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by calling Loop Capital Markets LLC at +1 (312) 913-4900 or by email at compliance@loopcapital.com or standard mail at Loop Capital Markets LLC, Attn: Compliance Department, 425 South Financial Place, Suite 2700, Chicago, IL 60605 USA. The most recent registration statement (including the most recent prospectus) can be accessed through the following link: https://www.sec.gov/ix?doc=/Archives/edgar/data/1984076/000149315224037643/formf-1a.htm

From CRS/Reg BI Disclaimer:
Loop Capital Markets LLC is registered with the Securities and Exchange Commission (SEC) as a broker-dealer and is a member of the Financial Industry Regulatory Authority (FINRA) and the Securities Investor Protection Corporation (SIPC). Brokerage and investment advisory services and fees differ, and it is important for you to understand these differences. Free and simple tools are available to research firms and financial professionals at investor.gov/CRS, which also provides educational materials about broker-dealers, investment advisers, and investing. When we provide you with a recommendations we provide you. There are many risks involved with investing. For Loop Capital Markets customers and clients, please see our Regulation Best Interest Relationship Guide on the Form CRS Reg BI page on our website at https://www.loopcapital.com/wp-content/uploads/2022/07/LCM-Reg-BI-Form-CRS_-Revised-7.11.22.pdf Please also carefully review and verify the accuracy of the information you provide us on account applications, subscription documents and others. © 2021

Table of Contents

Metros

I. Offering Summary

Offering Summary

Metros

Issuer	Metros Development Co., Ltd.
Exchange / Ticker	NASDAQ / MTRS
Offering Type	Initial Public Offering
Security	Japanese Common Shares
Expected Offering Size	2,500,000 Japanese Common Shares
Expected Offering Amount	$15,000,000
Expected Offering Price	$6.00 per Common Share
Shares Outstanding Pre-Offering	49,000,000 Japanese Common Shares
Use of Proceeds	- Investment into Technology Stack and Capabilities - Property Acquisitions - Human Resources - Working Capital & General Corporate Purposes
Underwriters	Loop Capital Markets LLC, Kingswood Capital Partners, LLC

Use of Proceeds


20.0%
20.0%
10.0%
50.0%
Investment into Technology Stack and Capabilities
Property Acquisitions
Human Resources
Working Capital & General Corporate Purposes

$3.0M
Investment into Technology Stack and Capabilities

$7.5M
Property Acquisitions

$1.5M
Human Resources

$3.0M
Working Capital & General Corporate Purposes

$15M
Gross Proceeds

Management Team

Metros

Management Team

Yoshihiro Koshiba
CEO & Director
Certified Real Estate Transaction Agent

Previously worked as a developer but changed his carrier after realizing the importance of creating lands

Hirokazu Tsukahara
CFO & Director
CPA (Japan) & Japanese Certified Tax Accountant

Hiroshi Tamura
Director & Secretary

Eiko Hanyu
Head of Investor Relations

Corporate Auditors

Hidehiko Goto
Corporate Auditor
CPA (Japan) & Japanese Certified Tax Accountant

Akihiro Hayakawa
Corporate Auditor

Toshikazu Takahashi
Corporate Auditor
Japanese Certified Tax Accountant

Metros

II. Investment Highlights

Company Mission

"Our mission is to maximize the value of the land and building of real estate owners by first identifying their real estate holdings as underdeveloped and proposing the most effective use of the identified real estate"

Metros Development acquires land and properties that are undervalued / underdeveloped and then combines & enhances them to property developers



Landowners
Metros Development
Developers
Unutilized Property
Metros
Land for Development
$
$



Investment Highlights

Ability to Identify Undervalued Assets

- The Metros team are **experts in identifying properties that are undervalued and** proposing the **most effective use of the real estate to maximize value**.
- Once the property is identified, the Company negotiates diligently with the landowner to purchase the property.
- **Developers rely on Metros to identify these assets**, so the developers can start development.

Focus on Increasing Value of Purchased Assets

- The Company frequently **purchases separate small parcels of land and sell them to a developer as a single large lot**
- Selling the land as a single large lot often **increases the value of the property** and allows us to **sell it at a higher price to developers** that will develop the property for high-end condominiums or commercial buildings

Financially Attractive

- Metros has realized a **steady growth in sales contracts**, resulting in **YoY revenue growth**.
- The Company has **managed costs effectively**, with **margins widening YoY**.
- The Company's **EBITDA has steadily increased YoY**, realizing a **~52% CAGR from 2021-2023**

Investment into the Safety of the Community

- The Company **purchases properties that lack fire & earthquake resistance**.
- Operate under the slogan of **"Make the first step for safer and more secure cities"**.
- Japan is prone to natural disasters such as earthquakes and typhoons, and investing into a safer community is a constant objective.

Metros

III. Company Overview

Who Are We?

Metros

Urban Redevelopment Consulting Company

We purchase small parcels and create readily available sites for development

At a Glance

Metros

Metros

~$478M	~$64M	~$240M	~$24M
2023 Revenue	*2023 EBITDA*	*1H 2024 Revenue*	*1H 2024 EBITDA*
2013	**182**	**Japan**	**4**
Establishment	*Employees*	*Headquarters*	*Office Locations*

Company Overview

Founded in 2013, Metros Develop is positioned in the upstream of the industry, and is an initiator of the real estate development process



Tokyo (Head office)
Nagoya
Osaka
Fukuoka

Developers / Construction Companies

Purchases properties from Metros Development, and start development on properties

Tenants / Landowners

Rent or purchase properties from brokers

Metros

Identifies undervalued properties and maximize value

Retail / Sales Brokers

Lists properties developed by developers / construction companies

Effective Use of Property to Increase Value

In addition to identifying undervalued assets, Metros' believes it has a competitive advantage includes the ability to combine properties and increasing the overall value

Combine small parcels to create a large land



Propose use in accordance with zoning



Increase value of property

Contributing to the Safety of the Community

Metros

Metros frequently purchases old buildings that lack fire and earthquake resistance, and encourages construction of these resistance protocols

> "Make the first step for safer and more secure cities"

Japan is prone to natural disasters such as earthquakes and typhoons, and improving the fire & earthquake resistance protocols results in a safer, more secure community & society



Case Study of Successful Business Model

Before Development	Development Process	After Development



12-1
12-3
12-2
12-4
12-5
12-6
12-26
12-20
12-8
12-9
12-19
12-25
12 -10
12-11
12-12
12-13
12-14
12 -18
12 -16
12-15
12-24
12 -23
12-22
12-21
12-7

- Batch of small parcels
- 6 different owners
- Too small for development

- Negotiated with each landowner
- Created a suitable development site



- Award-winning Condo
- Eco-friendly features
- # of floors: 10
- Lot area: 7,100 sq ft.

Metros

IV. Financial Highlights

Steady Growth with Strong Cash Flows

Metros

Revenue



$600
$500
$400
$300
$200
$100
$0
USD ($M)
24.25% CAGR
$309
$473
$478
$240
FY2021
FY2022
FY2023
1H2024

EBITDA



$70
$60
$50
$40
$30
$20
$10
$0
USD ($M)
52.21% CAGR
$28
$62
$64
$24
FY2021
FY2022
FY2023
1H2024

Gross Profit Margin



22.3%
77.7%
26.1%
73.9%
27.4%
72.6%
23.5%
76.5%
FY2021
FY2022
FY2023
1H2024
Cost of Revenue
Gross Profit Margin

Balance Sheet



$300
$250
$200
$150
$100
$50
$0
USD ($M)
$175
$103
$72
$243
$152
$91
$256
$135
$121
$263
$137
$126
FY2021
FY2022
FY2023
1H2024
Assets
Shareholders' equity
Liabilities

Exchange Rate

Metros

Sharp depreciation of JPY impacted financial results



JPY per 1USD
Average per fiscal year
109.00
129.69
139.75
160.0
150.0
140.0
130.0
120.0
110.0
100.0
2017
2018
2019
2020
2021
2022
2023
2024

https://www.federalreserve.gov/releases/h10/hist/dat00_ja.htm

Without Impact of Exchange Rate

Metros

Steady increase without exchange rate impact

Revenue


¥80,000
¥70,000
¥60,000
¥50,000
¥40,000
¥30,000
¥20,000
¥10,000
0
JPY(\M)
40.69% CAGR
¥33,722
¥61,325
¥66,745
FY2021
FY2022
FY2023

EBITDA


¥10,000
¥9,000
¥8,000
¥7,000
¥6,000
¥5,000
¥4,000
¥3,000
¥2,000
¥1,000
0
JPY(\M)
72.34% CAGR
¥3,022
¥8,037
¥8,975
FY2021
FY2022
FY2023

Reconciliation of EBITDA

Metros

Unit : Thousand USD

	For the Six Months Ended May 31,	For the Year Ended November 30,		
	2024	2023	2022	2021
Net income	**14,940**	**39,369**	**36,365**	**14,775**
Income tax expense	9,349	23,656	23,117	9,016
Income before income taxes	24,288	63,025	59,482	23,791
Adjustments for:				
Depreciation expenses	146	328	330	209
Other income	(602)	(834)	(497)	(597)
Gain from equity method investments	(523)	(1,567)	-	-
Loss from equity method investments	-	-	415	2,932
Interest expenses	1,156	2,488	2,232	1,375
Other expenses	10	780	7	11
Adjusted EBITDA	**24,475**	**64,220**	**61,969**	**27,721**
Revenues	239,698	477,600	472,859	309,378
Adjusted EBITDA Margin	**10.21%**	**13.45%**	**13.11%**	**8.96%**

*1) We define Adjusted EBITDA as income from operations before income tax expense, depreciation expenses, other income, gain or loss from equity method investments and other expenses
*2) Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA for a period by revenues, net for the same period

Consolidated Balance Sheets

Metros

Unit : Thousand USD, except number of shares

	As of May 31,	As of November 30,		
	2024	2023	2022	2021
ASSETS				
Cash and cash equivalents	34,089	31,109	6,610	18,440
Restricted cash	1,400	1,488	1,580	1,943
Term deposits	2,931	2,931	1,534	1,365
Accounts receivable	509	169	946	651
Investments	3,250	2,818	1,687	1,511
Real estate inventories	190,339	186,693	196,951	127,294
Prepaid expenses	12,869	9,457	15,662	7,888
Property and equipment, net	7,282	11,040	10,002	5,946
Operating lease right-of-use assets	1,651	2,272	1,350	2,366
Other assets	8,300	8,400	7,023	7,325
TOTAL ASSETS	**262,620**	**256,377**	**243,345**	**174,729**

Consolidated Balance Sheets (continued)

Metros

Unit : Thousand USD, except number of shares

	As of May 31,	As of November 30,		
	2024	2023	2022	2021
LIABILITIES AND SHAREHOLDERS' EQUITY				
Liabilities:				
Accounts and other payables	18,453	27,996	27,145	18,319
Bank and other borrowings	101,870	86,829	101,090	73,084
Income tax payables	8,688	12,764	17,234	3,755
Operating lease liabilities	1,948	2,421	1,338	2,389
Other liabilities	5,750	5,691	5,836	5,467
TOTAL LIABILITIES	**136,709**	**135,701**	**152,643**	**103,014**
SHAREHOLDERS' EQUITY				
Common shares	469	469	469	469
Additional paid-in capital	7	7	-	-
Retained earnings	160,973	148,021	110,913	76,305
Accumulated other comprehensive loss	(35,538)	(27,821)	(20,681)	(5,059)
TOTAL SHAREHOLDERS' EQUITY	**125,911**	**120,676**	**90,702**	**71,715**
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	**262,620**	**256,377**	**243,345**	**174,729**

Consolidated Income Statements

Metros

Unit : Thousand USD

	For the Six Months Ended May 31,	For the Year Ended November 30,		
	2024	2023	2022	2021
Revenues	**239,698**	**477,600**	**472,859**	**309,378**
Cost of revenues	**(183,346)**	**(346,966)**	**(349,512)**	**(240,387)**
Gross profit	**56,352**	**130,634**	**123,347**	**68,991**
Operating expenses				
Selling, general and administrative expenses	(32,023)	(66,742)	(61,708)	(41,479)
Total operating expenses	**(32,023)**	**(66,742)**	**(61,708)**	**(41,479)**
Income from operations	**24,329**	**63,892**	**61,639**	**27,512**
Other income (expenses)				
Other income	602	834	497	597
Other expenses	(10)	(780)	(7)	(11)
Interest expenses	(1,156)	(2,488)	(2,232)	(1,375)
Gain (loss) from equity method investments	523	1,567	(415)	(2,932)
Total other income (expenses)	**(41)**	**(867)**	**(2,157)**	**(3,721)**
Income before income taxes	**24,288**	**63,025**	**59,482**	**23,791**
Income tax expense	(9,348)	(23,656)	(23,117)	(9,016)
Net income	**14,940**	**39,369**	**36,365**	**14,775**

Metros

V. Strategic Growth Opportunities

Strategic Growth Strategy

Metros

Metros Development is favorably positioned to pursue meaningful growth through multiple initiatives

$478M
Revenue

2023A

$39M
Net Income

Expanding Footprint

- *Metros is well positioned to open new branches, further expanding its footprint*
- *In addition to new branches, Metros plans on hiring additional salespeople*

Additional Asset Purchases

- *As Metros expands its footprint and grows the internal team, there is opportunity to purchase additional assets*
- *With these additional asset purchases, Metros will continue to identify undervalued properties with the goal of increasing the assets' value*

Investment in Technology

- *Metros is planning to invest capital in the real estate technology space*
- *This investment will not only strengthen the Company's financial position, but will also support growth and the ability for the Company to scale its business, streamline processes and reduce costs*

2026

Significant Opportunity to Expand Footprint

Metros

There is tremendous opportunity for Metros Development to expand its footprint in Japan

Currently only have 0.1% of share of the Japan real estate market

Japan Real Estate Market Size

448B[*1]

Metros Revenue

478M[*2]

*1: https://www.mof.go.jp/pri/reference/ssc/results/r4.pdf
*2: FY2023

Low Interest Rates

Metros

Low interest rates contribute to stable real estate market in Japan

10-year interest rate in the US and Japan


5.0%
4.0%
3.0%
2.0%
1.0%
0.0%
-1.0%
2020
2021
2022
2023
2024
3.7%
0.8%

https://fred.stlouisfed.org/series/DGS10
https://www.mof.go.jp/jgbs/reference/interest_rate/index.htm

Moderate Real Estate Prices

Real estate prices in Japan are moderate and stable

Percent change of real estate price from 2000

*Japan: Average real estate price in Tokyo, Osaka, and Nagoya, per 1sqm

US: Median sales price of houses sold for the United States



310.4%
152.6%
310%
270%
230%
190%
150%
110%
70%
2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024

https://www.mlit.go.jp/totikensangyo/totikensangyo_tk5_000085.html, https://fred.stlouisfed.org/series/MSPUS

Stable Rent Prices

Metros

Increase of rent in Japan is moderate and stable

Percent change of rent from 2020



130.0%
125.0%
120.0%
115.0%
110.0%
105.0%
100.0%
2021
2022
2023
2024
123.0%
103.5%

https://www.mlit.go.jp/totikensangyo/totikensangyo_tk5_000085.html, https://fred.stlouisfed.org/series/MSPUS

Metros

VI. Contact Us

Contact Us

Investor Relations	Company	Lead Underwriter	Underwriter
ICR, LLC	**Metros Development Co., Ltd**	**Loop Capital Markets LLC**	**Kingswood Capital Partners, LLC**
685 Third Avenue 2F New York, NY 10017	Tolerance Ginza Building 6F 3-9-7, Ginza, Chuo-ku Tokyo 1040061, Japan	425 South Financial Place, Suite 2700 Chicago, IL 60605	126 East 56th Street New York, New York 10022
+1 (646) 277-1200	+81 3-6457-9420	+1 (312) 913-4900	+1 (212) 600-5402
William.Zima@icrinc.com	https://metros61.com/en	compliance@loopcapital.com	rsabet@kingswoodus.com